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                                                                     EXHIBIT 8.1

                  [Letterhead of George, Morgan & Sneed, P.C.]



October 30, 1995



The Board of Directors
Weatherford National Bancshares, Inc.
P.O. Box 1299
Weatherford, Texas 76086

Dear Sirs:

Pursuant to Section 2.2 of the Stock Exchange Agreement and Plan of Reorganization, dated October 20, 1995 (the "Agreement") among First Financial Bankshares, Inc. ("First Financial"), Weatherford National Bancshares, Inc. ("Weatherford Holdings"), Parker Bancshares, Inc. ("Parker"), and Weatherford National Bank ("Weatherford National"), our opinion has been requested with respect to certain Federal income tax consequences of the exchange by the Weatherford Holdings shareholders of their Weatherford Holdings stock for First Financial voting common stock (the "Stock Exchange") and the merger of Weatherford Holdings with and into First Financial Bankshares of Delaware, Inc. ("FFB Delaware"), a wholly-owned subsidiary of First Financial (the "Merger"). This opinion letter supersedes our opinion letter dated September 27, 1995.

In rendering our opinion, we have reviewed the Agreement and such other documents as we have deemed necessary or appropriate. We have relied upon the accuracy and completeness of the facts, information, covenants, and representations contained in the Agreement and such other documents. Furthermore, we have assumed that the Stock Exchange and Merger will be consummated in accordance with the Agreement and that the Merger will qualify as a merger under applicable State law.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect.
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The Board of Directors
Weatherford National Bancshares, Inc.
October 30, 1995
Page 2

A material change in the authorities upon which our opinion is based could affect our conclusions. However, we assume no obligation to revise or supplement this opinion if any subsequent change were to occur.

Requisite to a tax-free reorganization under the Code is a continuity of interest in the business enterprises on the part of those persons who were the owners of the enterprise prior to the reorganization. Accordingly, the Weatherford Holdings shareholders, as a group, will be required to satisfy the continuity of interest doctrine through a post-exchange continuing ownership of the First Financial voting common stock received in the Stock Exchange. In this regard, a disposition by the Weatherford Holdings shareholders of a substantial portion (in the aggregate) of their post-exchange First Financial shares which is pursuant to a plan, intention or arrangement existing at the time of the Stock Exchange will result in a failure to satisfy the continuity of interest doctrine. The Internal Revenue Service takes the position that 50 percent (in the aggregate) constitutes a "substantial portion." A failure to satisfy the continuity of interest doctrine will result in the Stock Exchange being a taxable transaction to the Weatherford Holdings shareholders. In rendering our opinion, we have assumed that the continuity of interest doctrine can and will be satisfied.

Also requisite to a tax-free reorganization under the Code is a continuity of the business enterprise under the modified corporate form. The continuity of business enterprise doctrine requires that the acquiring corporation either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic business assets in a business. Accordingly, in order to satisfy the continuity of business enterprise doctrine, First Financial and/or one or more of its controlled subsidiaries will be required to either continue the historic business of Weatherford Holdings, Parker and Weatherford National or use a significant portion of the historic business assets of Weatherford Holdings, Parker, and Weatherford National in a business. A failure to satisfy the continuity of business enterprise doctrine will result in the Stock Exchange being a taxable transaction to the Weatherford Holdings shareholders. In rendering our opinion, we have assumed that the continuity of business enterprise doctrine will be satisfied.

In addition to the requirements noted in the foregoing for a tax-free reorganization under the Code, there is the requirement that, immediately after a stock-for-stock exchange, the acquiring corporation must have control of the acquired corporation. For purposes of the reorganization provisions of the Code, the term "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares

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The Board of Directors
Weatherford National Bancshares, Inc.
October 30, 1995
Page 3

of all other classes of stock of the corporation. Therefore, in order to satisfy the control requirement, First Financial and/or one or more of its controlled subsidiaries will have to own at least 80 percent of the outstanding stock of Weatherford Holdings immediately after the Stock Exchange. If the Stock Exchange is consummated with First Financial acquiring less than 80 percent of the outstanding stock of Weatherford Holdings, the Stock Exchange will be a taxable transaction to the Weatherford Holdings shareholders. In rendering our opinion, we have assumed that the control requirement will be satisfied.

Based solely upon and subject to foregoing, we are of the opinion that under current law:

       1. The Stock Exchange and Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and First Financial, Weatherford Holdings, and FFB Delaware each will be a party to the reorganization within the meaning of Section 368(b) of the Code.

       2. No gain or loss will be recognized by the Weatherford Holdings shareholders upon receipt of First Financial voting common stock in exchange for their Weatherford Holdings stock, except for any gain or loss recognized with respect to the shareholders who receive cash in lieu of fractional share interests in First Financial voting common stock or pursuant to the exercise of statutory dissenter rights.

       3. The aggregate Federal income tax basis of the shares of First Financial voting common stock received by the Weatherford Holdings shareholders in exchange for their shares of Weatherford Holdings stock will be the same as the aggregate adjusted tax basis of their Weatherford Holdings stock exchanged therefor, less the tax basis, if any, allocated to fractional share interests.

       4. The holding period of the First Financial voting common stock received by the Weatherford Holdings shareholders in exchange for their shares of Weatherford Holdings stock in the hands of the Weatherford Holdings shareholders will include the holding period of their Weatherford Holdings stock exchanged therefor.

Except as set forth above, we express no opinion as the tax consequences, whether Federal, State or local, of the Stock Exchange and Merger, or of any transactions related thereto. We are furnishing this opinion to you solely in connection with Section 2.2 of the Agreement. This opinion is solely for your benefit and is not to be
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The Board of Directors
Weatherford National Bancshares, Inc.
October 30, 1995
Page 4

used, circulated, quoted or otherwise referred to for any purposes without our prior consent.

We hereby consent to the references made to us in the Summary and under the heading "The Exchange Offer - Certain Federal Income Tax Consequences" in the Offering Circular/Prospectus of First Financial relating to the Stock Exchange, and to the inclusion of this opinion as an Annex to the Offering Circular/Prospectus and the filing of this opinion as an exhibit to the Registration Statement on Form S-4 of which such Offering Circular/Prospectus is a part.

Very truly yours,

/s/ GEORGE, MORGAN & SNEED, P.C.


Weatherford, Texas